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                                                            EXHIBIT 10.1
                       CAPITAL STOCK PURCHASE AGREEMENT
                          SUNLAND MEMORIAL PARK, INC.
                              Sun City, Arizona

CAPITAL STOCK PURCHASE AGREEMENT ("Agreement") dated this 5th day of January, 1996, by and among SCI ARIZONA FUNERAL SERVICES, INC., an Arizona corporation ("Buyer"), and MATTHEWS INTERNATIONAL CORPORATION, a Pennsylvania corporation and the sole shareholder (the "Shareholder") of SUNLAND MEMORIAL PARK, INC., an Arizona corporation ("Corporation");

                                  WITNESSETH:

WHEREAS, Corporation owns and operates a mortuary, cemetery and crematory business and conducts such business under the name of Sunland Memorial Park, Inc., 15826 Del Webb Boulevard, Sun City, Arizona (the "Business"); and

WHEREAS, the parties desire to provide for the sale and transfer of the issued and outstanding shares of capital stock of Corporation in exchange for cash upon the terms and subject to the conditions herein set forth;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements of the parties hereto as set out in this Agreement and in reliance upon the respective representations and warranties of the parties set out herein, the parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                               Purchase and Sale

Section 1.1. Capital Stock of Corporation. Shareholder does hereby agree to sell, transfer, assign and deliver on the Closing Date (as hereinafter defined) to Buyer, free and clear of all liens, security interests, claims and encumbrances whatsoever, and Buyer does hereby agree to purchase from Shareholder, all of the issued and outstanding shares of capital stock of Corporation (the "Shares" ).

Section 1.2. Consideration for Purchase of the Shares. The purchase price ("Purchase Price") for the Shares is the sum of Thirteen Million One Hundred Thousand and No/100 Dollars ($13,100,000.00) payable in cash on the Closing Date.

Section 1.3. Share Ownership. The Shares are owned-by the Shareholder.

Section 1.4. Effective Time. The Effective Time of the transfer of the Shares shall be 12:01 a.m. on the Closing Date.

                                  ARTICLE II

                                   Closing

Section 2.1. The Closing. The closing of the transaction provided for in this Agreement (the "Closing") shall take place at Phoenix, Arizona, at 1:00 p.m. on January 5, 1996 (the "Closing Date"), or at such other time, date and place as the parties shall mutually agree. In the event of any postponement thereof, all references in this Agreement to the Closing Date shall be deemed to refer to the time and to the date to which the Closing Date shall have been so postponed as herein provided.
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Section 2.2. Instruments of Conveyance and Transfer. In addition to the deliveries to be made at the Closing as provided in Article I hereof, there shall be delivered those items, documents and agreements described in Articles VI and VII hereof. At the Closing, Shareholder will deliver to Buyer stock certificates evidencing the Shares duly endorsed in blank or accompanied by duly executed stock powers in blank, in proper form for transfer, all as may be reasonably required by counsel for Buyer.

                                 ARTICLE III

                 Representations and Warranties of Shareholder

Shareholder hereby represents and warrants to Buyer as follows:

Section 3.1. Capacity; Standing; Authority; Organization; Capitalization; Subsidiaries. (a) Shareholder has full legal capacity, standing and authority to enter into this Agreement and consummate the transaction contemplated hereby, and no other consent or joinder of any other person or entity is required. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder enforceable in accordance with its terms.

(b) Corporation is duly organized, validly existing and in good standing under the laws of the State of Arizona, with all requisite corporate power and authority to conduct its business as it is now being conducted.

(c) The Articles of Incorporation of Corporation and all amendments certified by the Secretary of State of the State of Arizona and the By-Laws as amended to the date of this Agreement, certified by the Corporate Secretary, are complete and correct and copies thereof have been delivered to Buyer.

(d) Corporation has all necessary licenses and authority to operate its business as the same is being conducted in the State of Arizona. The transaction contemplated hereby will have no adverse effect on the corporate license or authority of Corporation to continue to conduct such business after Closing.

(e) The authorized capital stock of Corporation consists of 3,000 shares of common stock, $1.00 par value per share and all Shares are owned by Shareholder and are duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights of any shareholder of Corporation. There are no existing options, warrants, conversion rights, calls or commitments of any character relating to such capital stock.

(f) Corporation has no subsidiaries. Corporation has no investments in any joint venture, partnership or other business organization.

Section 3.2. Financial Statements; Liabilities. (a) The balance sheet of Corporation dated September 30, 1995 and the statement of profit and loss for the twelve month period then ended, together with the related notes and schedules attached thereto the ("Corporation Financial Statements"), copies of which are attached hereto as Exhibit A and made a part hereof: (i) are in accordance with the books of account and records of Corporation; (ii) fairly present and are true, correct and complete statements of Corporation's financial position and the results of its operations as of the date and for the period therein specified; (iii) have been prepared in accordance with generally accepted accounting principles consistently applied; and (iv) do not include or omit to state any fact which renders such financial statements misleading.
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(b) Except as and to the extent shown or provided for in the Corporation
Financial Statements or as disclosed in this Agreement, Corporation has no liabilities or obligations (whether accrued, absolute, contingent or otherwise) which are or may become a lien or claim against any of the assets or properties of Corporation.

Section 3.3. Absence of Certain Changes. Since the date of the Corporation Financial Statements, except as disclosed in Schedule 13 of Exhibit B to this Agreement, there has not been with respect to Corporation or its business:

(a) Any damage, destruction or loss, whether or not covered by insurance, which materially and adversely affects the assets, financial condition or business of Corporation;

(b) Other than in the ordinary course of business, any increase in the rate of compensation payable to any director, officer or employee, or any bonus, percentage compensation, service award or like benefit granted, made or accrued to any such director, officer or employee;

(c) Any pension, retirement, employee welfare or similar benefit arrangement made or agreed to;

(d) Any labor trouble or any negotiations with any labor union or employee association;

(e) Any material and adverse change in the assets, financial condition or business of Corporation;

(f) Any issuance of, or agreement to issue, any additional securities;

(g) Any declaration, setting aside or payment of a dividend or other distribution in respect of the capital stock of Corporation or, directly or indirectly, any redemption, purchase or other acquisition or any agreement to redeem or otherwise acquire any shares of such capital stock;

(h) The encumbrance of any of Corporation's assets or the incurrence of any indebtedness or other liabilities (contingent or absolute) by Corporation, other than those unsecured debts and liabilities incurred in the ordinary course of business;

(i) Any prepayment of any obligation shown on the Corporation Financial Statements; or

(j) Any decrease in the amount of shareholders' equity below the amount shown on the Corporation Financial Statements.

Section 3.4. Ownership of Facilities and Equipment. Corporation owns or leases all real property including all fixtures and improvements situated thereon and all equipment used in the day to day operations of its business or which are necessary to conduct Corporation's business in the manner in which the same has been conducted in the five (5) years immediately preceding the Closing Date.
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Section 3.5. Tax Matters. (a) As part of its parent's consolidated return,
Corporation has filed all federal, state and local income, sales, ad valorem, intangible, franchise tax and employee benefit plan returns/reports which are required to be filed by Corporation, has reported all taxable income and loss, and paid all taxes required to be paid or taxes due pursuant to any assessment received by Corporation including both penalties and interest. There are no agreements for the extension of time for the assessment or payment of any taxes.

(b) Corporation has properly withheld from employees, officers and directors compensation all taxes required to be withheld by it and has timely remitted all such withholdings to the proper taxing authority.

(c) All amounts received by Corporation on sales which are required under applicable state law to be trusted have been deposited in trust, and all federal, state and local income tax returns and information returns required to be filed concerning such trusts and the income from such trusts have been filed. Corporation has properly reported in income all amounts distributed or distributable to it by trusts.

(d) The amount accrued as a reserve or liability for taxes in the Corporation Financial Statements and to be accrued by Corporation through the Effective Time is and shall be sufficient for payment of all taxes of Corporation, whether disputed or not, for the period ending on the Closing Date and all periods prior thereto. The federal income tax returns of the parent of Corporation have been audited by the Internal Revenue Service through 1993 and closed.

Section 3.6. Rights of Third parties. Other than as disclosed in Schedules 1 or 4 to Exhibit B to this Agreement, Corporation has not entered into any leases, licenses, easements or other agreements, recorded or unrecorded, granting rights to third parties in or with respect to any real or personal property of Corporation, and other than burial rights, no person or entity has any right to possession or occupancy of any property of Corporation.

Section 3.7. Inventories; Accounts Receivable. The inventories of Corporation as shown on the Corporation Financial Statements are reflected at cost. The accounts receivable of Corporation are valid and legally enforceable obligations of the respective debtors.

Section 3.8. Title and Condition of Properties. (a) Corporation has good and marketable title to all of its properties, real and personal, tangible and intangible, and other assets which it purports to own (including without limitation, all those reflected in the Corporation Financial Statements or the Schedules to Exhibit B to this Agreement), subject to no mortgage, lien, security agreement, easement, right-of-way, or to any other encumbrances except as disclosed in the Schedules to Exhibit B to this Agreement. All real property and improvements thereon whether leased or owned are in sound structural condition (walls and foundation only) and free of any material defects. All personal property and equipment of Corporation is in good operating condition and repair subject to ordinary wear and tear.

(b) All leases pursuant to which Corporation leases personal or real property are in good standing, valid and enforceable in accordance with their respective terms, and there is not, under any of such leases, any existing default or any event which, with notice or lapse of time or both, would constitute a default.
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(c) All real property of Corporation, whether leased or owned, is in compliance with all zoning ordinances, building codes and other applicable laws and regulations.

Section 3.9. Schedules. The following Schedules to Exhibit B to this Agreement have been delivered by Shareholder to Buyer. Such Schedules are incorporated herein by reference. Each Schedule sets forth true and correct information separately with respect to Corporation as of the date of this Agreement unless otherwise indicated thereon.

(a) Real Property - Schedule 1 to Exhibit B. Legal descriptions of all real property owned or leased by Corporation (including a description of all liens and encumbrances related thereto) (attach copies of each lease agreement);

(b) Equipment, Machinery, Furniture, Etc. - Schedule 2 to Exhibit B. A list of all major items of equipment, machinery, furniture and fixtures owned or leased by Corporation indicating which items are owned and which are leased (attach copies of each lease agreement);

(c) Motor Vehicles - Schedule 3 to Exhibit B. A list of all automobiles, trucks and other vehicles indicating which are owned and which are leased (attach copies of each lease agreement);

(d) Contracts - Schedule 4 to Exhibit B. A list and description of all contracts, agreements and commitments, whether oral or written, of Corporation (except contracts for funeral and cemetery merchandise or services) involving more than $1,000, including without limitation, mortgages, indentures, and loan agreements;

(e) Insurance - Schedule 5 to Exhibit B. A list of all insurance currently in force;

(f) Personnel - Schedule 6 to Exhibit B. A list of the names, current annual salary rate, rights to bonuses, options and other incentive compensation and all other compensation in addition to salary for each employee of Corporation; copies of all Form W-2s issued for calendar year 1994; a list of all employee welfare and pension benefit plans, agreements or arrangements (including but not limited to deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, cafeteria plans and other similar plans, agreements and arrangements) that are currently in effect or were maintained within three years of the date of this Agreement or have been approved before this date but are not yet effective for the benefit of directors, officers, employees or former employees or their beneficiaries) of Corporation;

(g) Litigation - Schedule 7 to Exhibit B. A description of all pending or threatened litigation, administrative, arbitration or other proceedings in which Corporation or Shareholder is a party involving the Corporation, its business, properties or the Shares; the names, addresses and phone numbers of attorneys representing Corporation or Shareholder in each matter;

(h) Indebtedness - Schedule 8 to Exhibit B. A list of all indebtedness of Corporation not shown on the Corporation Financial Statements other than current trade accounts payable; a separate list of all indebtedness of Corporation the payment of which is secured by property of Corporation (attach copies of the debt and security instruments);
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(i) Permits - Schedule 9 to Exhibit B. A list and copies of each permit, license or similar authorization from any governmental authority issued with respect to the business or property of Corporation;

(j) Preneed Contracts - Schedule 10 to Exhibit B. A list of each preneed contract unfulfilled in whole or in part as of the date of this Agreement providing for the delivery of funeral and cemetery merchandise or services;

(k) Trust Funds - Schedule 11 to Exhibit B. A list of each trust account relating to Corporation's business indicating the location of each and the amount held in trust and the obligation of Corporation with respect thereto; copies of the most recent bank statement or other periodic report of the Trustee for each trust; copies of the most recent audit or other report furnished to or prepared by the state regulatory agency which oversees such trusts;

(l) Income Tax Returns - Schedule 12 to Exhibit B. A copy of the 1995 proforma federal income tax return; and

(m) Changes and Other Disclosures - Schedule 13 to Exhibit B. A description of all material changes in or additions to the information furnished as a part of the foregoing Schedules occurring between date of such information and the Closing Date.

Section 3.10. Certain Financial Information. During the preceding two fiscal years corporation provided the number and types of services set out below:

                   Adult
Year             Casketed                                      Other
Ended            Services             Cremations             Services
-----            --------             ----------             --------
1995                426                   638                   50
1994                478                   718                   46

For purposes of this Section 3.10 Adult Casketed Services shall mean all services involving a service charge and the sale of a casket, including cremations. Cremations shall mean all cremations without a casket. Other Services shall mean any trade embalmings, charity, indigent service and ship-outs, ship-ins complete.

Section 3.11. Default. Corporation is not in default under, nor has any event occurred which, with notice or the lapse of time or both, could result in a default under any outstanding note, indenture, mortgage, contract or agreement to which Corporation is a party or by which it is bound, or under any provision of the Articles of Incorporation of Corporation. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby will not violate any provision of, or result in the breach of, modification of, acceleration of, or constitute a default under, any law, order, injunction or decree of any court, governmental agency or arbitration tribunal or any contract, note, mortgage, security agreement, other agreement or instrument to which either Shareholder or Corporation is a party or by which either Shareholder or Corporation is bound.
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Section 3.12. Litigation. No action or proceeding before any court or governmental body is pending or threatened involving Shareholder or Corporation wherein a judgment, decree or order would have an adverse effect on the Shares, the assets or business of Corporation or this transaction or would prevent the carrying out of this Agreement, declare unlawful the transaction contemplated by this Agreement, cause such transaction to be rescinded, or require Buyer to divest itself of the Shares. No action or proceeding is pending or threatened against Corporation or Shareholder by the Federal Trade Commission ("FTC") alleging a violation of the FTC Trade Regulation Rule pertaining to Funeral Industry Practices ("Funeral Rule") or by any state or local governmental agency alleging violations of state or local laws and regulations governing the funeral or cemetery industries or the sale (or the administration of funds resulting from the sale) of preneed funeral or cemetery contracts or contracts for undelivered funeral or cemetery merchandise and services.

Section 3.13. Court Orders and Decrees. There is not outstanding or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against the Shares or Corporation or any of Corporation's assets.

Section 3.14. Books and Records. The books and records of Corporation, including but not limited to the corporate minute books and stock register, are complete and correct in all material respects and reflect a true record of all meetings or proceedings of the Board of Directors and shareholders of Corporation.

Section 3.15. Trade Names. Corporation has the exclusive legal right to use the trade names and related marks "Sunland Memorial Park", "Sunland Mortuary" and "Sunland Pet Rest" in the trade area in which such names and marks are utilized in the Business.

Section 3.16. Employee Benefit Plans. Except as disclosed in Schedule 6 to Exhibit B of this Agreement, Corporation has no employee pension or welfare benefit plan established for employees of Corporation. Each employee benefit plan:

(a) Is in substantial compliance with all reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

(b) Has had the appropriate Form 5500, 990 and/or 1041 filed timely for each year of its existence;

(c) Has not engaged in any "Prohibited transaction" as described in ERISA or the Internal Revenue Code ("Code");

(d) Has complied with the bonding requirements of ERISA; and

(e) Has no issue pending nor any issue resolved adversely to the Corporation which may subject the Corporation to a payment of a penalty, interest, tax or other amount.

Any voluntary employee benefit association ("VEBA") has been submitted and approved as exempt from federal income tax. No plan, arrangement or agreement will cause the Corporation to have liability for severance pay as a result of the Buyer acquiring the interest of Shareholder. The

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Corporation has no liability to provide current employees with post-retirement medical or health coverage or contribute to any plan that does. All group health plans maintained by Corporation have been operated in compliance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). All employee pension benefit plans have been submitted to the Internal Revenue Service ("IRS") and are approved as qualifying under the Code. No facts have occurred which if known by the IRS would cause disqualification of any of those plans. All plans that are required to be funded in accordance with the Code have been so funded. Corporation has paid all premiums due the Pension Benefit Guaranty Corporation ("PBGC"). No employee pension benefit plan has been terminated which would cause Corporation to have liability to the PBGC. Corporation is not, and has not been, a member of a multi-employer benefit plan as that term is defined in ERISA.

Section 3.17. Preneed and Trust Accounts. All monies received by Corporation in connection with funeral preneed agreements or for undelivered funeral merchandise and services ("Preneed Agreements") as well as monies designated for endowment or perpetual care have been deposited on a timely basis in appropriate accounts and administered and reported in accordance with the terms of agreements with the purchasers and as required by applicable laws and regulations. The liability for furnishing goods and services in connection with cemetery preneed agreements has been properly reflected in the accounts of the Corporation. The total market value of the accounts, trusts or other deposits held pursuant to Preneed Agreements is equal to or greater than the total current cost of performing such Preneed Agreements. All liabilities for undelivered cemetery merchandise are recorded at the current cost to deliver such merchandise.

Section 3.18. Warranties. Except in the ordinary course of business, Corporation has not given or made any express warranties to third parties with respect to any merchandise sold or services performed by Corporation. Shareholder has no knowledge of any state of facts or the occurrence of any event which could form the basis of a claim against Corporation, not fully covered by insurance, for liability on account of any express or implied warranty.

Section 3.19. Labor Matters. Corporation is not a party to any collective bargaining agreement with any labor union or association. No discussions or negotiations have been conducted with, and no demands or proposals have been made by, any labor union or association, and there are no pending or threatened labor disputes, strikes or work stoppages. Corporation is in compliance with all federal and state laws respecting employment and employment practices, including, without limitation, wage and hour laws, and OSHA regulations. Corporation is not engaged in any unfair labor practices.

Section 3.20. Environmental Matters. Corporation has all environmental permits and approvals necessary for Corporation to conduct its business as the same is now being conducted. Corporation has operated, and is presently operating, in compliance with all applicable federal, state,and local environmental statutes and regulations and to Shareholder's knowledge, there is no existing regulatory requirement with a future compliance date that will require operational changes or capital expenditures at the facilities owned or leased by Corporation in its business. No "hazardous substance" as that term is defined in the Federal Comprehensive Environmental Response, Compensation and Liability Act, no petroleum or petroleum products and no "solid waste" as that term is defined in the Federal Resource Conservation and Recovery Act, is present, has been leaked, spilled, deposited or otherwise released on the real property owned or leased by Corporation. No "asbestos containing material", "PCBs" or underground
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storage tanks are present on or in such real property. Shareholder has heretofore completed and delivered to Buyer an Owner's Environmental Information Questionnaire for each tract of real property owned or leased by Corporation and used as a funeral home, cemetery or crematory. Such Questionnaires and the responses set out therein are complete and correct and are incorporated herein by reference as if set forth in this Section of this Agreement.

Section 3.21. Legal and Regulatory Compliance. Corporation operates its business in compliance in all material respects with all applicable federal and state statutes and all governmental regulations including, without limitation, the Funeral Rule.

Section 3.22. Licenses and Continuation of Business. Corporation is in possession of all material licenses, permits, certificates of occupancy and authorizations under all applicable laws, regulations, rules and ordinances as are necessary, to enable Corporation to own and operate its business as the same has been and is now being conducted and to continue to so conduct such business.

Section 3.23. Contracts. None of the parties to the contracts listed in
Schedule 4 to Exhibit B to this Agreement is in breach or default. All such contracts listed in Schedule 4 to Exhibit B are valid, legally binding and enforceable in accordance with their terms.

Section 3.24. Past Business Practices. The business and services provided by Corporation during the five (5) years preceding the date of this Agreement have been rendered in a professional and competent manner consistent with prevailing professional standards, practices and customs relating to said practices prevailing in Arizona, at the time the services were rendered.

Section 3.25. Existing Rights to Interment. Corporation owns 78 acres of real property, of which approximately 30 to 40 acres have been platted and dedicated for cemetery use and included in which there are approximately 7,000 unsold individual grave spaces, approximately 3,600 unsold niches and approximately 800 unsold crypts. All developed but unsold and undeveloped areas existing within the aforementioned 78 acres are fully useable for cemetery purposes, without legal, environmental or physical restriction or impediment of any kind except normally associated costs of cemetery preparation and development. Corporation has properly maintained and at Closing will have in its possession detailed records describing each burial in the cemetery showing the date of burial, the name of the person buried and the exact location of such burial.

                                  ARTICLE IV

                    Representations and Warranties of Buyer

Buyer hereby represents and warrants to Shareholder as follows:

Section 4.1.Authority.(a) The execution, delivery and performance of this Agreement by Buyer have been duly authorized and consented to by the Executive Committee of the Board of Directors of Service Corporation International and the Board of Directors of the Buyer, respectively, and no other or additional consent or authorization is required by law. The closing of the transaction contemplated by this Agreement will not result in a breach, violation or default by Buyer of or under any judgment, decree, mortgage, agreement, indenture or other instrument applicable to Buyer.
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(b) Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of Buyer enforceable in accordance with its terms.

Section 4.2. Organizations and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

                                   ARTICLE V

                                   Covenants

Section 5.1. Access to Corporation. From and after the date of this Agreement, Shareholder will cause Corporation to give to Buyer and its representatives, full and free access to all properties, books and records of Corporation so that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of Corporation, provided that such investigation shall not unreasonably interfere with the operations of Corporation. No information or knowledge obtained either independently or as a result of Buyer's investigation of Corporation shall diminish or otherwise affect the representations and warranties of Shareholder.

Section 5.2. Conduct of Business pending Closing. Pending the Closing and except as otherwise permitted by this Agreement or as consented to by Buyer in writing, Shareholder covenants that:

(a) The business of Corporation will be conducted only in the ordinary course which, without limitation, shall include compliance with all applicable laws and regulations, and the maintenance in force of all insurance policies referred to in Schedule 5 to Exhibit B to this Agreement;

(b) Shareholder shall not take or permit Corporation to take any action described in Section 3.3 of this Agreement; and

(c) Shareholder shall preserve Corporation's business organization intact and use its best efforts to maintain for Corporation the goodwill of suppliers, customers and others having business relations with Corporation.

Section 5.3. Employee Benefit Plans. Shareholder covenants that Corporation will take no action that will prevent or interfere with Corporation's right and power to freeze its profit sharing and discontinue any further contributions to such plans after the Closing Date or to terminate such plan and distribute the benefits to the participants. Any administrative, actuarial or legal costs relating to any employee benefit plan arising prior to the Closing shall be the responsibility of Shareholder.

Section 5.4. Further Assurances. From time to time after the Closing, at the request of Buyer, and without further consideration, Shareholder will execute and deliver such additional instruments and will take such other action as Buyer reasonably may require to convey, assign, transfer and deliver the Shares and otherwise carry out the terms of this Agreement.

Section 5.5. Buy-Sell Agreement. Shareholder agrees that any stock purchase or similar agreement applicable to the Shares shall be terminated as of the Closing Date.
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Section 5.6. Tax Filing Responsibility. Shareholder and Buyer shall cooperate in the preparation and filing of all tax returns of Corporation for any period ending on or before the Closing Date other than state and local returns not required to be filed (taking into account extensions) prior to the Closing Date.

Section 5.7. Buyer's Tax Treatment Election.

(a) Definitions. For purposes of this Section 5.7, the following terms shall have the meanings ascribed to them below:

(i) "Determination" means a "determination" as defined by Section 1313(a) of the Code.

(ii) "IRS" means the Internal Revenue Service.

(iii) "Returns" means returns, reports and forms required to be filed with any domestic or foreign taxing authority.

(iv) "Section 338 Forms" means all documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Taxing Authority in connection with a Section 338(g) Election or a
Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any "statement of section 338 election" and United States Internal Revenue Form 8023A (together with any schedules or attachments thereto) that are required pursuant to Treas. Reg. Section 1.338(h)(l0)-l(d).

(v) "Section 338 Elections" shall mean both a Section 338(g) Election and a
Section 338(h)(l0)Election.

(vi) "Section 338(g) Election" means an election described in Section 338(g) of the Code with respect to the Buyer's acquisition of the Shares. Section 338(g) Election shall include any corresponding election under any other applicable Tax Laws that requires a separate election with respect to the Buyer's acquisition of the Shares.

(vii) "Section 338(h)(10) Election" means an election described in
Section 338(h)(10) of the Code with respect to Shareholder's sale of the Shares to the Buyer pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under any other relevant Tax Laws for which a separate election is permissible with respect to the Buyer's acquisition of the Shares from Shareholder under this Agreement.

(viii)"Taxes" means (A) all taxes (whether federal, state, local or foreign) based upon or measured by income or gain and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto and (B) any obligations under any agreements or arrangements with respect to any Taxes described in clause (A).

(ix) "Tax Laws" means the Code, federal, state, county, local or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

(x) "Taxing Authority" means any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Taxes.
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(b) Section 338 Election and Forms.

(i) With respect to the Buyer's acquisition of the Shares hereunder, Buyer, at its option, may make all available Section 338(g) Elections in accordance with applicable Tax Laws. With respect to Shareholder's sale of the Shares hereunder, if Buyer determines to make such Section 338 Elections, Shareholder and Buyer shall jointly make all available Section 338(h)(10) Elections in accordance with applicable Tax Laws and as set forth herein. If Buyer elects to make such Section 338 Elections, Buyer and Shareholder agree to report the transfers under this Agreement consistent with the Section 338 Elections, and shall take no position contrary thereto unless required to do so by applicable Tax Laws pursuant to a Determination.

(ii) Buyer shall be responsible for the preparation and filing of all
Section 338 Forms in accordance with applicable Tax Laws and the terms of this Agreement. Shareholder shall execute and deliver to Buyer such documents or forms as are reasonably requested and are required by any Tax Laws properly to complete the Section 338 Forms, at least thirty (30) days prior to the date such Section 338 Forms are required to be filed provided that Shareholder's accounting fees in connection with such documents and forms will be paid by Buyer.

(iii) Buyer and Shareholder agree that they shall enter into an agreement (the "Allocation Agreement") after the Closing Date concerning the computation of the Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations), of the assets of Corporation and the allocation of such Modified Aggregate Deemed Sale Price among such assets based upon a report to be prepared by Buyer. Such report shall be delivered to Shareholder no later than sixty (60) days before the last date on which the Section 338(h)(10) election may be filed. Buyer and Shareholder agree to act in accordance with the allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings.

Section 5.8. Covenant Not To Compete. Shareholder agrees that for a period of ten (10) years from the Closing Date, such period not to include any period of violation hereof or period to enforce the covenants herein within thirty (30) miles of the current location of the Business, Shareholder will not;

(a) directly or indirectly, alone or for the account of Shareholder, or as a partner, member, employee, advisor, or agent of any partnership or joint venture, or as a trustee, officer, director, shareholder, employee, advisor, or agent of any corporation, trust, or other business organization or entity, own, manage, advise, encourage, support, finance, operate, join, control, or participate in the ownership, management, operation, or control of or be connected in any manner with any business which is or may be in the funeral, mortuary, crematory, cemetery, marketing of prearranged funerals or any business related to any of the above; provided, however, that Shareholder may engage in the supply of products or services to such businesses; or

(b) induce or assist anyone in inducing in any way any employee of Buyer to resign or sever his employment or to breach an employment agreement with Buyer. This covenant shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenant is operative; but the maximum territory, the action subject to such covenant and the period of time in which such covenant is enforceable, respectively, are subject to determination by a final judgment of any court which has jurisdiction over the parties and subject matter.

Section 5.9. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts, to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, and appropriate to consummate and make effective the transaction contemplated by this Agreement.


                                  ARTICLE VI

                    Conditions to Respective Obligations of
                             Buyer and Shareholder

The respective obligations of Buyer and Shareholder under this Agreement are subject to the conditions that:

Section 6.1. Blue Sky Law. Counsel for Buyer and Shareholder shall be satisfied that the transaction contemplated hereby is exempt from registration or qualification under the state securities laws of the State of Arizona or, if not, that all requirements of such state securities laws have been fulfilled.

Section 6.2. Representations and Warranties True When Made and At Closing. All of the representations and warranties of the parties to this Agreement shall be true as of the date of this Agreement and on the Closing Date.
Section 6.3. Performance of Obligations. The performance of the obligations of the parties hereto shall be fully discharged prior to or on the Closing Date.

Section 6.4. Certificates as to Representations and Conditions. On the Closing Date Shareholder and Buyer shall be furnished with a certificate from the other certifying to the truth of the representations and warranties of the respective parties hereto and the fulfillment of the covenants and conditions to this Agreement.


                                  ARTICLE VII

                 Conditions Precedent to Obligations of Buyer

All obligations of Buyer which are to be discharged under this Agreement at the Closing are subject to the performance at or prior to the Closing of all agreements contained herein which are to be performed by Shareholder at or prior to the Closing and to the following conditions (unless expressly waived in writing by Buyer at any time prior to the Closing).

Section 7.1. Opinion of Counsel. Buyer shall have been furnished with an opinion of counsel for Shareholder and Corporation dated as of the Closing Date, in form and substance satisfactory to Buyer to the effect that:

(a) Corporation is duly organized, and validly existing and in good standing under the laws of the State of Arizona, with full corporate power and authority to operate its business and such power and authority will not be adversely affected by the transaction contemplated herein;

(b) The authorized capital stock of Corporation consists of 3,000 shares, $1.00 par value, all of which are owned by Shareholder;

(c) This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder enforceable in accordance with its terms;

(d) Such counsel does not know of any litigation, proceeding or governmental investigation pending or threatened against or relating to Corporation or to the assets, properties or business of Corporation, or against Shareholder relating to the Shares, or relating to the transaction contemplated by this Agreement which would materially and adversely affect the Shares, the assets, properties or business of Corporation or the transaction provided for in this Agreement;

(e) Shareholder is the record owner of the Shares, free and clear of all liens, encumbrances, charges or assessments, with full power and authority to sell and transfer such Shares, and upon delivery of the certificates representing the Shares in accordance with this Agreement, Buyer will acquire from Shareholder all rights of Shareholder with respect to the Shares recorded in its name, and no other endorsement is required to transfer such rights to Buyer, and such counsel is not aware of any adverse claim with respect to the Shares;

(f) Except as disclosed in this Agreement or as stated in such opinion, such counsel does not know of any mortgages, pledges, liens, charges or other encumbrances in any material aggregate amount upon any of the tangible or intangible property of Corporation; and

(g) Such counsel does not know of any inaccuracy in the representations and warranties of Shareholder contained in this Agreement.

Section 7.2. Charter; By-Laws; Good Standing Certificate;

Tax Certificate. Shareholder shall have delivered to Buyer the following instruments relating to Corporation:

(a) Copies of Corporation's Articles of Incorporation including all amendments thereto, certified by the Secretary of State or other appropriate official of the State of Arizona;

(b) A certificate from the Secretary of State or other appropriate official of the State of Arizona to the effect that Corporation is in good standing or subsisting in such jurisdiction;

(c) A copy of the By-Laws of Corporation certified by its Secretary as being true and correct and in effect on the Closing Date; and

(d) A certificate as to the tax status of Corporation dated no later than fifteen (15) days prior to the Closing Date from the appropriate official in the State of Arizona.

Section 7.3. Corporate Records; Resignations. Shareholder shall have delivered to Buyer on the Closing Date:

(a) All records of Corporation's directors' and shareholders' meetings;

(b) All stock transfer records;

(c) Corporate seal; and

(d) Written resignations of all officers and directors of Corporation effective on the Closing Date.

Section 7.4. Title to Real Estate. Buyer shall obtain, at Buyer's expense, a commitment for title insurance in the amount of $10,000,000.00 from Chicago Title Insurance Company (National Business Unit, 7616 LBJ Freeway, Suite 3000, Dallas, Texas 75251, 800/442-4303, Attention: Rose Jones) showing title to the real property owned by Corporation to be good, marketable and vested in Corporation free and clear of all liens, claims and encumbrances, exceptions, reservations, or restrictions, except as referred to in Schedule 1 to Exhibit B to this Agreement ("Permitted Encumbrances"). At Closing or soon thereafter as practicable, Chicago Title Insurance Company shall issue, at Buyer's expense, its title insurance policy, with extended coverage, consistent with its previous commitment approved by Buyer.

Section 7.5. Survey. Buyer shall obtain and furnish to the title insurance company, at Buyer's expense, a survey of the real property owned by Corporation prepared utilizing AUTOCAD Release Number 12 or 13 and dated not more than thirty (30) days prior to the Closing Date made by a licensed or registered public surveyor acceptable to the title insurance company. The survey shall be prepared in accordance with American Land Title Association standards or applicable state standards and shall include but not be limited to:

(a) A metes and bounds or a lot and block legal description of the subject property including a calculation and certification by the surveyor of the number of gross square feet contained within the boundaries and a certification by the surveyor that the legal description of the property closes;

(b) Location of all improvements on the property;

(c) The location of all utility and other easements of record on the date of the survey and a reference to their recording;

(d) All applicable building setback lines, if any, and setback requirements and a certificate by the surveyor that no buildings encroach beyond said setback lines;

(e) The surveyor's certificate identifying any encroachments upon the subject property by adjoining property owners and any encroachments of the subject improvements upon other property not owned by Corporation;

(f) Explanation of discrepancies between the survey and the recorded legal description;

(g) An identification of any portion of the property within a 100 year flood plain or flood hazardous area designated by governmental authority;

(h) Identification of all underground storage tanks that the surveyor can locate by an on-site inspection of the property; and

(i) The surveyor's statement of whether or not he saw any evidence of, or has knowledge that the property includes, a landfill or toxic or hazardous waste and, if he saw such evidence, a description of that evidence.

Section 7.6. Inspections. Buyer shall have the right at its expense to obtain such inspections of the property owned or leased by Corporation as it deems appropriate prior to the Closing Date including but not limited to:

(a) Inspections of the buildings, the roofs, heating, ventilating, and air conditioning systems, electrical and plumbing systems; and

(b) Inspections for the purpose of locating "hazardous substances", "solid waste", and any other matters or circumstances affecting the environment and the use and usability of the property as a result thereof.Buyer's obligations and agreements hereunder are specifically subject to its acceptance of the conditions disclosed by any such inspections.

                                 ARTICLE VIII

                    Survival of Representations, Warranties
                        and Covenants; Indemnification

Section 8.1. Nature of Representations. For purposes of this Agreement, the contents of all exhibits, certificates, schedules, and other items incorporated herein by reference shall, in addition to the representations and warranties made in this Agreement, constitute representations and warranties made in this Agreement by Shareholder or Buyer, as the case may be. No representation or warranty by Shareholder or by Buyer made in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary to make the statements contained therein not misleading.

Section 8.2. Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties made in this Agreement shall survive the Closing and any investigation by the parties with respect thereto, as follows:(a) The representations and warranties set out in Sections
3.1 and 4.1 for a period equal to the statute of limitations pertaining to written agreements in the State of Arizona;

(b) The representations and warranties set out in Section 3.5 for a period of time equal to the statute of limitations applicable to each tax return plus any period of time included in any extension or waiver of any such statute;

(c) The representations and warranties set out in Section 3.15 applicable to forms or returns required to be filed with the IRS, Department of Labor and/or the PBGC for a period of time equal to the statute of limitations applicable to each return or form plus any period of time included in any extension or waiver of any statute;

(d) The covenants in Section 5.8 of this Agreement for a period of ten (10) years; and

(e) All other representations, warranties and covenants made in this Agreement for a period of three years.

Section 8.3. Indemnification. (a) Shareholder agrees to indemnify and hold Buyer, its affiliates, officers, directors and employees, harmless from all damages, losses or expenses(including, without limitation, interest and penalties, reasonable attorneys fees and expenses) suffered or paid, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made by Shareholder in this Agreement to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, or (ii) any breach or nonfulfillment of any agreement made by Shareholder in connection with or as a part of this transaction. During the period between the Closing Date and April 30, 1996, any claim with respect to
Section 3.20 shall be limited to matters constituting violations of applicable laws and regulations and shall be limited to the Purchase Price; provided, however, subsequent to April 30, 1996, any claims pursuant to Section 3.20 shall be limited to matters constituting violations of applicable laws and regulations and shall be limited to $1,000,000.00. Additionally, any claim pursuant to Section 3.8 shall be limited to $1,000,000.00. Shareholder shall have the right to control and direct the remediation of any matters pursuant to which a claim is made under this Section 8.3(a). Buyer shall have the right to set off against any amounts it or any of its affiliates owes to Shareholder, now or in the future, any amounts owed to it by Shareholder. The exercise of any rights of set off shall not constitute a default by Buyer or its affiliates under the terms of any instrument or agreement to which any of them are parties.

(b) Buyer agrees to indemnify and hold Shareholder, its successors assigns, harmless from all damages, losses or expenses (including without limitation, interest and penalties, reasonable attorney's fees and expenses) suffered or paid, directly or indirectly, as a result of or arising out of (i) the failure of any representation or warranty made by Buyer in this Agreement to be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, or (ii) any breach or nonfulfillment of any agreement made by Buyer in connection with or as a part of the transaction provided for in this Agreement.

Section 8.4. Assertion of Claims. No claim shall be brought by any Indemnitee (as defined below) against any Indemnitor (as defined below) under this Article VIII, and no Indemnitee shall be entitled to receive any payment with respect thereto, unless the Indemnitee gives the Indemnitor written notice of the existence of any such claim, specifying in reasonable detail the basis therefor, prior to the expiration of the applicable time period set forth in
Section 8.2 above. Except as set forth in Sections 8.5 and 8.6, if the Indemnitees and Indemnitors fail to reach a mutually acceptable resolution of such claim within thirty (30) days after the giving of such notice, the Indemnitees shall have the right to commence legal proceedings for the enforcement of their rights pursuant to Section 8.5 hereof.

Section 8.5. Dispute Resolution. (a) Any and all disputes among the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transactions contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in Phoenix, Arizona, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement and shall not have been employed or affiliated with any of the parties hereto. The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall conduct the proceedings pursuant to the Rules of the American Arbitration Association, as now or hereafter amended (the "Rules"). If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment. The arbitrator shall decide the issues submitted to him in accordance with (i) the provisions and commercial purposes of this Agreement, and (ii) what is just and equitable under the circumstances, provided that all substantive questions of law shall be determined under the laws of the State of Arizona (without regard to its principles of conflicts of laws).

(b) The parties agree to facilitate the arbitration by (i) making available to one another and to the arbitrator for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrator to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive days; and (iii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

(c) Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The arbitrator shall divide all costs (other than fees of counsel) incurred in conducting the arbitration in his final award in accordance with what he deems just and equitable under the circumstances.

Section 8.6. Defense of Claims. (a) If any claim or action by a third party arises after the Closing Date for which an Indemnitor is liable under the terms of this Agreement, then the Indemnitee shall notify the Indemnitor within thirty days after such claim or action arises and is known to the Indemnitee and shall give the Indemnitor a reasonable opportunity: (i) to take part in any examination of any books and records; to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (ii) to take all other required steps or proceedings to settle or defend any such claim or action; and (iii) to employ counsel to contest any such claim or action in the name of the Indemnitee or otherwise. If the Indemnitor wishes to assume the defense of such claim or action, it shall give written notice to the Indemnitee and within 10 days thereafter, Indemnitee shall permit, and Indemnitor shall thereafter assume, the defense of any such claim or liability, through counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee may participate in such defense at its own expense.

(b) If the Indemnitor shall not assume the defense of any such claim or action, the Indemnitee may defend against any such claim or action in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense); provided, however, that the Indemnitee may not settle such claim or action, without the prior written consent of the Indemnitor. If no settlement of such claim or action is made, the Indemnitor, jointly and severally, shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, including attorneys fees and costs incurred by the attorneys reasonably and necessarily incurred by the Indemnitee in the defense of such claim or action.

Section 8.7. Computation of Indemnified Losses. The amount of any indemnified loss otherwise payable pursuant to a claim brought pursuant to Section 8.3(a) hereunder shall be reduced (a) by the amount of any insurance proceeds from insurance policies owned by Seller on the Closing Date received by Buyer, or its affiliates, officers, directors, and employees as compensation for the damage or loss caused by the act, omission, fact or circumstances giving rise to the indemnified loss; and (b) by the amount, if any, of the net tax benefits actually received by the Indemnitee as a result of the indemnified losses, incurred thereby.

Section 8.8. Cooperation. The parties shall cooperate with each other to maximize the availability of insurance coverage under the policies maintained by Seller immediately preceding the Closing Date for claims or actions by third parties which may be subject to indemnification pursuant to Section 8.3, and, if the insurance carrier for such policies agrees to defend such claim, such defense shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

Section 8.9. Definitions. (a) In the case of a claim of indemnification brought pursuant to Section 8.3(a), "Indemnitee" shall mean Buyer and its affiliates, officers, directors and employees, and in the case of a claim of indemnification brought pursuant to 8.3(b), it shall mean Shareholder and its successors and assigns.

(b) In the case of a claim of indemnification brought pursuant to Section 8.3(a), "Indemnitor" shall mean Shareholder,and in the case of a claim of indemnification brought pursuant to Section 8.3(b), it shall mean Buyer.


                                  ARTICLE IX

                                 Miscellaneous

Section 9.1. Notices. All notices provided for hereunder shall be in writing and shall be deemed to be given:

(a) company, when delivered to the individual, or to an officer of the to which the notice is directed;

(b) three days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c) when delivered by an overnight delivery service (including United States Express Mail) with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Notices shall be directed as follows:

(a) if to Buyer, to:

President
SCI Arizona Funeral Services, Inc.
1929 Allen Parkway
Houston, Texas 77019

with a copy to:

General Counsel
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019

(b) if to Shareholder, to:

Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania 15212-5851
with a copy to:

James L. Parker, Esq.
Matthews International Corporation
Two NorthShore Center
Pittsburgh, Pennsylvania 15212-5851

or at such other place or places or to such other person or persons as shall be designated by notice by any party hereto.

Section 9.2. Amendments and Termination. This Agreement may be amended or modified only by written instrument executed by each of the parties hereto.

Section 9.3. Expenses. Each party hereto shall pay its own expenses including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants incidental to the preparation and carrying out of this Agreement.

Section 9.4. Attorney's Fees. In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach hereof, each party shall pay its own attorney's fees, costs and expenses associated with any such action. If any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorney's fees and costs associated therewith.

Section 9.5. Brokers. The parties agree that none of them has engaged the services of a broker. Buyer agrees to indemnify Shareholder against any claim by any third person for any commission, brokerage or finder's fee or other payments based upon any alleged agreement or understanding between such third party and Buyer, whether expressed or implied. Shareholder agrees to indemnify Buyer against any claim by any third person for any commission, brokerage or finder's fee or any other payment based upon any alleged agreement or understanding between such third person and Shareholder or Corporation,whether expressed or implied.

Section 9.6. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties, provided, however, that following the Closing Buyer may assign its rights hereunder in whole or in part without the consent of any other party to this Agreement to a successor-in interest to Buyer in all or any part of the business of Corporation (whether by merger, sale of assets or otherwise), provided that Buyer shall not thereby be relieved of its obligations hereunder. Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

Section 9.7. Specific Performance. The parties hereto agree that damages for breach of the agreements and covenants contained herein will be inadequate and that each of the parties shall be entitled to specific performance or injunctive relief, or both.

Section 9.8. Entire Agreement. This instrument embodies the whole agreement of the parties. There are no promises, terms, conditions, or obligations other than those contained herein. All previous negotiations between the parties, either verbal or written, not herein contained are hereby withdrawn and annulled. This contract shall supersede all previous communications, repre-sentations, or agreements, either verbal or written, between the parties hereto.

Section 9.9. Captions; Counterparts. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, executed this Agreement the undersigned parties hereto have duly on the date first above written.

                                       BUYER:
                                       SCI ARIZONA FUNERAL SERVICES, INC.


                                    By:          Thomas Weaver
                                       ----------------------------------
                                                              President


                                       SHAREHOLDER:
                                       MATTHEWS INTERNATIONAL CORPORATION

                                    By:          David M. Kelly
                                       ----------------------------------
                                                              President